EXHIBIT 99.1
Cleco Corporation 2030 Donahue Ferry Road PO Box 5000 Pineville, LA 71361-5000 Tel 318-484-7400 www.cleco.com

NEWS RELEASE

For Immediate Release

Cleco Corporation issues initial operational earnings guidance for 2012, increases operational earnings guidance for 2011 and issues long-term capital expenditures

•	2012 initial operational earnings guidance $2.34 - $2.44 per diluted share

•	2011 operational earnings guidance increased to $2.42 - $2.48 per diluted share

•	Five-year capital expenditure forecast provided for 2012 through 2016

PINEVILLE, La., Dec. 6, 2011 – Cleco Corporation (NYSE: CNL) today issued initial 2012 earnings guidance, increased its 2011 earnings guidance for the third time this year and outlined its preliminary five-year capital expenditure plan for 2012 through 2016.

“We expect our full-year 2012 earnings to be in the range of $2.34 to $2.44 per diluted share compared to our initial 2011 guidance of $2.25 to $2.35 issued in February of this year,” said Bruce Williamson, president and CEO of Cleco Corporation.  “Both our 2012 outlook and initial 2011 guidance utilize normal weather as a baseline assumption.  This results in our 2012 outlook being on average about 4 percent higher than our initial 2011 guidance primarily due to industrial load growth and tighter cost management efforts under way at the company.”

“We also have provided investors more information on our capital deployment plan for the next five years, which includes new investment dollars for discretionary growth, customer reliability projects and compliance with new environmental rules.  This capital plan will expand our investment base in the future, and our strong cash flow position enables us to fund this capital and continue to deliver a strong dividend to our shareholders,” said Williamson.

“Finally, we are raising and narrowing our 2011 earnings guidance range one last time as the effects of this year’s extreme weather and our new focus on cost containment are already yielding positive results.  Our 2011 earnings guidance is now $2.42 to $2.48 per diluted share,” said Williamson.

2012 earnings guidance:
Cleco is initiating 2012 consolidated operational earnings guidance in the range of $2.34 to $2.44 per diluted share.  The 2012 earnings guidance is based on normal weather and compares favorably to Cleco’s initial 2011 earnings guidance of $2.25 to $2.35 per diluted share, which was issued in February 2011 and also was based on normal weather.

In addition to being based on normal weather, Cleco’s 2012 consolidated operational earnings guidance excludes adjustments related to life insurance policies and is based on no earnings contribution from Cleco Midstream Resources LLC.  There also is no impact included for the effects of the Cleco Power LLC (Cleco Power) intermediate-term request for proposal, the results of which will not be made public until late January 2012.  The effective tax rate assumed in the 2012 guidance is 29.9 percent.

2011 earnings guidance:
Cleco is increasing its 2011 consolidated operational earnings guidance to a range of $2.42 to $2.48 per diluted share.  The 2011 earnings guidance estimate includes the positive impacts from an audit settlement with the IRS during October 2011, excludes adjustments related to life insurance policies and the gain related to the Acadia Unit 2 transaction and assumes normal weather for the last quarter of the year.  Cleco Power estimates favorable weather has contributed revenue of approximately $0.14 per diluted share (net of refunds) above the revenue that would have been recorded in a weather-normalized year.  Cleco anticipates releasing fourth-quarter and calendar year 2011 earnings after the market closes on Feb. 23, 2012.

Capital expenditure forecast:
The preliminary capital spending plan for 2012 through 2016 consists of approximately $720.7 million, including approximately $502.1 million of maintenance capital.  An estimated $115.3 million of the remaining $218.6 million will be used to meet the environmental requirements of the Cross State Air Pollution Rule and the Utility Maximum Achievable Control Technology Rule also known as the Mercury and Air Toxics Rule.

Management to meet with investors:
Members of Cleco’s senior management team will answer questions on the information in this release and accompanying presentation materials during meetings with investors in New York Dec. 6-9, 2011.  The accompanying presentation materials, copies of which have been filed today with the Securities and Exchange Commission on Form 8-K, are available on Cleco’s investor relations website at www.cleco.com/investors.

Cleco Corporation is a regional energy company headquartered in Pineville, La.  Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 10 generating units with a total nameplate capacity of 2,572 megawatts and serves approximately 279,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts.  Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two natural gas-fired generating units with a total nameplate capacity of 775 megawatts.  For more information about Cleco, visit www.cleco.com.

In this press release, and from time to time, Cleco Corporation makes certain forward-looking statements about future results and circumstances, including, without limitation, statements regarding future earnings, capital expenditures, project completion dates and total shareholder return, with respect to which there are many risks and uncertainties.  Although Cleco believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, Cleco can give no assurances that these expectations will prove to be correct or that other benefits anticipated in the forward-looking statements will be achieved.  For a discussion of risk factors and other factors that may cause the company’s actual results to differ materially from those contemplated in its forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its 2010 Annual Report on Form 10-K and 2011 Quarterly Reports on Form 10-Q.

Analyst Contact:
Russell Davis
(318) 484-7501

Investor Contact:
Rodney Hamilton
(318) 484-7593

Media Contact:
Fran Phoenix
(318) 484-7467

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